                                                                  Rule 424(b)(2)
                                            Registration Statement No. 333-32909

PRICING SUPPLEMENT No. D3, Dated October 2, 1997 (corrected), to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.

                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                              Floating Rate Note
                              ------------------


This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.




[X] Senior          [_] Subordinated
                                                         Form:
                                                         [X]  Global       [_] Certificated
Principal Amount: $100,000,000                           Specified Currency (check one; if other U.S.
Agent's Name and DTC Participant                         Dollars, see attached for exchange rate other
Number: Merrill Lynch, DTC# 5132                         information):
Issue Price: 100%                                        [X] U.S. Dollars (USD or U.S.$)
Net Proceeds to issuer: $100,000,000                     [_] European Currency Units (ECU)
Agent's Commission, If Applicable : 0%                   [_] Australian Dollars (AUD or AUS$)
Original Issue Date: October 6, 1997                     [_] British Pound (GBP or UK[pounds])
Stated Maturity: October 6, 1999 (Specify the            [_] Canadian Dollars (CAD or CAN$)
Interest Payment Date that is to be Stated               [_] German Marks (DEM or DM)
Maturity of the Note)                                    [_] Italian Lire (ITL or Lire)
                                                         [_] Japanese Yen (JPY or [Yen])
Interest Rate Basis: (check one)                         [_] Swiss Francs (CHF or SWFr)
[_] CD Rate                                              [_] Other
[_] CMT Rate (Designated CMT Telerate Page,              Holder has Option to Elect Payments
if not 7052:________________________)                    in Specified Currency (if Specified Currency is not U.S. Dollars):
[_] Commercial Paper Rate                                [_] Yes [X] No
[_] 11th District Cost of Funds Rate                     Authorized Denominations (if other than $1,000 and any integral multiple
[_]  Federal Funds Rate                                  thereof or if Specified Currency is not U.S. Dollars): $1,000
[_] Kenny Rate                                           Optional Extensions of Stated Maturity by the Corporation: [_] Yes [x] No
[_] LIBOR                                                Extension Period:
[_]  LIBOR Reuters                                       Number of Extension Periods:
[_]  LIBOR Telerate                                      Final Maturity Date:
     Designated LIBOR Currency (if other than U.S.       Optional Redemption at the Option of the
Dollars):__________________________                      Corporation: [_] Yes [x]  No
[X]  Prime Rate                                          Initial Redemption Date:
[_]  Treasury Rate                                       Initial Redemption Percentage:
[_]  Other: [_] (see attached)                           Annual Redemption Percentage Reduction:

Initial Interest Rate:   5.76%                           Optional Repayment at the Option of the Holder:
                                                         [_] Yes  [x] No
                                                         Optional Repayment Dates:
                                                         Optional Repayment Prices:

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
Minimum Interest Rate:   ___%                            Amortizing Note:  [_] Yes  [X]  No
Minimum Interest Rate:   ___%
                                                         Basis or formula for amortization of principal and/or
Spread: (+/-): - 274 bp                                  interest of Note:
Spread Multiplier: Not Applicable                        Payment dates for amortization
                                                         [_] Each March 15, June 15, September 15 and December 15
Interest Payment Dates (if other than as                 [_] Each June 15 and December 15
 specified in the Prospectus Supplement):                [_] Other: Each
Each January 6, April 6, July 6, and October 6           Currency Indexed Note: [_] Yes [X]  No
 Commencing:  January 6, 1998                            Currency I:
                                                         Currency II:
Regular Record Dates (if other than as                   Base Exchange Rate:
 specified in the Prospectus Supplement):                Leverage Factor "L":
 Each                                                    Principal Indexed: [_] Yes [X] No
                                                         [_] Principal to increase when Spot Rate exceeds Base
Calculation Dates (if other than as                      Exchange Rate and decrease when Spot Rate is less than
 specified in the Prospectus Supplement):                Base Exchange Rate.
Each _____________________________________               [_] Principal to decrease when Spot Rate exceeds Base
                                                         Exchange Rate and decrease when Spot Rate is less than
                                                         Base Exchange Rate.
                                                         Interest Indexed: [_] Yes [X] No
                                                         [_] Interest to increase when Spot Rate exceeds Base
                                                         Exchange Rate and decrease when Spot Rate is less than Base
                                                         Exchange Rate.
Interest Determination Dates (if other than as
  specified in the Prospectus Supplement):               [_] Interest to decrease when Spot Rate exceeds Base
The first Business Day prior to each                     Exchange Rate and decrease when Spot Rate is less than Base
Interest Reset Date                                      Exchange Rate.
Reset Periods: (check one)
                                                         Commodity Indexed Note (if yes, see attached annes for additional
([X]Daily, [_]Weekly, [_]Monthly, [_]Quarterly,          information): [_] Yes [X]No
[_]Semiannually or [_]Annually)                          Calculation Agent (if other than Bankers Trust Company):

Interest Reset Dates (if other than as
  specified in the Prospectus Supplement): Each _____   Other Provisions:.
Index Maturity: _________________________
                                                        Annex Attached [_] Yes [X] No
                                                        (and incorporated herein by reference)
Optional Interest Reset by Corporation:
[_] Yes [X] No
Optional Interest Reset Dates
Original Issue Discount Note: [_] Yes [X] No
Yield to Maturity:
OID for U.S. Federal Income Tax Purposes:

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The aggregate initial offering price of this offering is U.S.$100,000,000
(which, if the securities offered hereby are dominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the principal amount set forth herein at the Exchange Rate set forth herein) and relates only to Pricing Supplement No. D3.
Debt Securities, including Senior Medium-Term Notes,, Series A, and Subordinated
Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration
Statement referred to above. To date, including this offering, an aggregate of U.S.$449,776,000* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.
                    *Including other issuances on this date

Type of Sale                              If Principal Transaction, Reoffering at

[_] Direct by Corporation                 [X] varying prices related to
[_] As Agent                              prevailing market  prices at
[X] As Principal                          the time of resale
                                          [_] fixed public offering price of __%
                                              of Principal Amount
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